Exhibit 4.1

                                 PROMISSORY NOTE

$130,000.00                                                         July 9, 2001

      FOR VALUE RECEIVED, Ripp Entertainment Group, Inc. ( "Maker"), promises to pay to the order of TTR Technologies, Inc. ("Payee"), 2 HaNagar St., Kfar Saba, Israel or at such other place as the Payee may from time to time designate in writing, the principal sum of One Hundred Thirty Thousand Dollars ($130,000.00), as well as accrued interest as provided for hereunder, to be paid in lawful money of United States of America, on or before July 9, 2002 (the "Maturity Date"). The unpaid principal balance shall bear interest at a rate of eight percent (8.0%). All interest charges shall be calculated for the actual number of days elapsed based on a 365 day year.

      This Note is issued under the terms of the Agreement dated as of June 22, 2001 between Maker and Payee and is secured by the security interest provided for therein.

      1. The principal amount of this Note may be repaid by Maker , in whole or in part without premium or penalty, at any time. Upon any prepayment of the entire principal amount of this Note, or portion thereof, all accrued, but unpaid, interest shall be paid to Payee on the date of prepayment with respect to the principal amount prepaid. All prepayments shall be applied first to any accrued and unpaid interest.

      2. Events of Default (i) Upon the occurrence of any of the following events (hereinafter, "Events of Default") , this Note and all outstanding principal and accrued interest through the date of payment shall become immediately due and payable:

      (a) A final judgment shall be entered against Maker for the payment of money in any amount material in respect of its financial condition, and the same shall remain unsatisfied for a 30 day period during which it might be executed upon; or any writ, warrant of attachment, execution or similar process shall be issued or levied against Maker's or an affiliate's property having a book value in an amount material in respect of its financial condition and the same shall not be discharged released or vacated within 30 days of issue or levy; or a judgment creditor shall by any means, including levy, distraint, replevin or self-help, obtain actual or constructive possession of Maker's or an affiliate's property having a book value in an amount material in respect of its financial condition or business, or such possession shall have a material, adverse effect on its financial condition or business; or

      (b) (i) Maker or an affiliate generally shall not pay its debts as they become due, become insolvent, suspend its usual business, cease to exist; (ii) Maker its affiliate shall enter into an agreement with its creditors to reduce its obligations to them or defer their fulfillment, make a general assignment for the benefit of its creditors, commence any proceeding relating to it under any Chapter of the United States Bankruptcy Code or seek discharge or reduction of its debts, arrangement, composition, reorganization or any other form of relief from its creditors or from a court or governmental agency pursuant to any bankruptcy, reorganization, arrangement, readjustment of debt, receivership, dissolution, or liquidation law statute or procedure of any jurisdiction for the relief of financially distressed debtors (each of the foregoing a "Debtor Relief Procedure") ; (iii) a Debtor Relief Procedure shall be instituted , initiated or commenced against Maker or any of its affiliates, or any endorser, guarantor or surety for any obligation of Maker or an affiliate to Payee, and, if under the United States Bankruptcy Code an order for relief is entered and not dismissed within 30 days after

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            commencement of the case or if under another Debtor Relief
            Procedure, the substantial equivalent occurs or the Debtor Relief Procedure is not dismissed or otherwise terminated within 30 days of its commencement; or (iv) Maker shall take any action to effect any event described in clauses (i), (ii), or (iii) of this subsection; or

      (c) there shall occur any seizure, vesting or intervention by or under authority of any government by which the management of Maker or any affiliate shall be displaced, or its authority in the conduct of its business shall be curtailed or impaired; or

      (d) this Note, or any guaranty of Maker's or its affiliate's obligations to Payee or any agreement or commitment securing or supporting any such obligation shall be declared by a court of competent jurisdiction to be not in full force and effect or shall for any other reason cease to be fully enforceable in courts within the United States having jurisdiction over Maker; or the validity or enforceability of any of the foregoing shall be challenged, denied or contested by Maker or any affiliate, any person having or asserting any interest whatsoever in or having possession, custody or any control over any property of Maker or any affiliate, or any governmental officer or agency

      (ii) In the event any one or more of the Events of Default specified above shall happen or be continuing, the Payee may proceed to protect and enforce its right by suit in the specific performance of any covenant or agreement contained in this Note or in aid of the exercise of any power granted in this Note or may proceed to enforce the payment of this Note or to enforce any other legal or equitable rights as Payee may have.

3. Miscellaneous (i) Maker represents that execution and delivery of this Note has been duly authorized and that execution and delivery of this Note shall not violate or cause a default of any obligation, covenant or condition contained in any agreement to which Maker is a party.

      (ii) This Note shall be construed and enforce in accordance with the laws of the State of New York. Maker and Payee hereby consent to the exclusive jurisdiction of the courts of the State of New York and the United States District Courts situated therein in connection with any action concerning the provisions of this Note.

      IN WITNESS WHEREOF, the Company has caused this Note to be signed as of the date first written above.

Ripp Entertainment Group, Inc.


By: /s/ Artie Ripp

Name: Artie Ripp

Its: President